Exhibit 10.22

To:	Steven M. Stangl
From:	West Corp. Comp. Committee
Date:	March 7, 2007

Re:	2007 Compensation Plan – Exhibit A

The compensation plan for 2007 while you are employed by West Corporation as President of West Communication Services (West Telemarketing, LP, West Business Services, LP, West Interactive Corporation, West Direct, Inc.) is outlined below:

1.	Your base salary will be $400,000. Should you elect to voluntarily terminate your employment, you will be compensated for your services as an employee through the date of your actual termination per your Employment Agreement.

2.	You will also be eligible to earn up to $350,000 for achieving Net Operating Income before corporate allocations as outlined on your Schedule A (“Bonus NOI”) for the Communication Services division. The percent of plan objective achieved will apply to the bonus calculation, but will not exceed a total of $350,000. Up to $65,625 of this bonus will be available to be paid quarterly and trued up annually.

3.	You are also eligible to receive a bonus for Bonus NOI in excess of the above objective. The bonus will be calculated by multiplying the excess Bonus NOI income times .02. This bonus will be calculated at the end of the 2007 plan year and will be paid no later than February 28, 2008.

4.	In addition, if West Corporation achieves its 2007 Adjusted EBITDA objective, you will be eligible to receive an additional one-time bonus of $100,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

5.

You will be paid the amount due for any quarterly bonuses within thirty (30) days after the quarter ends, except for the 4th Quarter and annual true-up amounts, which will be paid no later than February 28, 2008.

6.	All objectives are based upon West Corporation operations (including TeleVox and CenterPost) and will not include income derived from other mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually approved by West Corporation’s Compensation Committee.

7.	At the discretion of executive management, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

8.	The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee’s benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the West Corp. 2006 Executive Incentive Plan.

/S/ STEVEN M. STANGL
Employee – Steven M. Stangl

Schedule A

Steven M. Stangl

Budgeted Amount:	Communication Services Operating Income Before Corporate Allocations	$171,748,757
Subtract:	Vertical Alliance Operating Income Before Corporate Allocations	($6,924,601)
Add:	TeleVox Operating Income Before Corporate Allocations	($2,958,000)
	CenterPost Operating Income Before Corporate Allocations	87,000
Total		$175,802,358

Plan Objective (104%)		$182,834,452

2007 Acquisitions Models-Synergy Case Board Models

Center Post
	Full Year	11 Mths
Revenue	$13,350	$12,238
Cost of Sales	$5,706	$5,231

Gross Margin	$7,644	$7,007
SG&A	$4,483	$4,109
Depr	$559	$512
Deal Amort	$2,507	$2,298

EBIT	$95	$67

EBITDA	$3,161	$2,898

Televox
	Full Year	10 Mths
Revenue	$40,030	$33,358
Cost of Sales	$5,666	$4,722

Gross Margin	$34,364	$28,637
SG&A	$21,877	$18,231
Depr	$1,115	$929
Deal Amort	$14,921	$12,434

EBIT	($3,549)	($2,958)

EBITDA	$12,487	$10,406

Center Post Plus Televox
	Full Year	Partial Yr.
Revenue	$53,380	$44,483
Cost of Sales	$11,372	$9,477

Gross Margin	$42,008	$35,007
SG&A	$26,360	$21,967
Depr	$1,674	$1,395
Deal Amort	$17,428	$14,523

EBIT	($3,464)	($2,878)

EBITDA	$15,648	$13,040